Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Farmers and Merchants Bancshares, Inc.

Hampstead, Maryland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-217918) of Farmers and Merchants Bancshares, Inc. of our report dated March 2, 2021 relating to the consolidated balance sheets of Farmers and Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2020, which appears in the Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Rowles & Company, LLP

Baltimore, Maryland

March 2, 2021